Exhibit 10.3

August 14, 2013

Michael R. Splinter
3225 Oakmead Village Drive, M/S 1223
P.O. Box 58039
Santa Clara, CA 95052-8039

Dear Mike:

We thank you for your leadership and many contributions to the success of Applied Materials, Inc. (“Applied”), and we look forward to your continued dedication to Applied as the Executive Chairman (“Executive Chairman”) of Applied’s Board of Directors (the “Board”). This letter (the “Agreement”) summarizes the terms of your continuing employment with Applied as Executive Chairman.

I.	POSITION

You will be employed on a full-time basis as Executive Chairman beginning on September 1, 2013 (the “Effective Date”), and ending on March 31, 2015 or such earlier or later employment end date mutually agreed upon between you and Applied (the “Scheduled End Date”). The period while you are employed as Executive Chairman is the “Employment Period.” You will be considered to have resigned your position as Applied’s Chief Executive Officer (“CEO”) effective as of September 1, 2013. Your responsibilities as Executive Chairman will be determined jointly by you, the Human Resources and Compensation Committee of the Board (the “HRCC”) and the CEO, and primarily will be focused on major policy issues, industry-wide initiatives and strategic projects, as well as continuing to support Gary Dickerson as he assumes the role of President and Chief Executive Officer. You will report directly to the Board. Your primary work location will be Applied’s Santa Clara, California campus.

II.	COMPENSATION

A.	Cash Compensation

While you are Executive Chairman, your annual base salary will be $980,000 and you will be eligible to participate in Applied’s Senior Executive Bonus Plan (or other Applied bonus plan) at a target bonus opportunity equal to 175% of your base salary. Your base salary and target bonus may be adjusted only by mutual agreement between you and Applied if you and Applied agree to adjust your role.

Michael Splinter
August 14, 2013

B.	Equity Awards

(i)Continued Vesting. While you are an Applied employee, you will remain eligible to continue vesting in each of your equity awards covering shares of Applied’s common stock (each, an “Equity Award”), subject to the terms and conditions of the plan and award agreement under which the Equity Award was granted. Nothing in this Agreement will impair any rights you may have in connection with any Equity Awards, including without limitation, any Change of Control rights set forth in Sections 4.5 and 13.10 of the ESIP. Any benefits provided to you pursuant to the governing Equity Award documents will supersede any benefits provided for in this Agreement to the extent the benefits under the Equity Award documents are more favorable to you (but in no event will you be entitled to any duplication of benefits).

(ii)Future Awards. In addition, you will be eligible to continue participating in Applied’s Employee Stock Incentive Plan (or its successor plan, as applicable) (the “ESIP”), at target amounts that reflect your expected duties and responsibilities as Executive Chairman and as determined by the Board or the HRCC, in its discretion. Any Equity Awards will be subject to the terms and conditions of the ESIP and an award agreement under the ESIP.

C.	Benefits

(i)Benefits During Employment. As Executive Chairman, you will receive an Applied email account, computer, Internet access, and executive support to the same extent you received them while CEO. You also will be eligible to participate in Applied’s existing generally available benefit plans at the same levels as Applied’s senior executives (including medical, dental, vision and 401(k) plans), subject to eligibility and other requirements of such plans, as determined by Applied. As an Applied employee, you also will continue to accrue time off under Applied’s Paid Time Off (PTO) program. Applied may modify or terminate its benefits programs and arrangements from time to time as necessary or appropriate, but may not do so in a manner that has a materially negative effect on your benefits in particular as compared to other executives of Applied.

(ii)Benefits After Employment Termination. When your employment with Applied ends, you will be entitled to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and any applicable state law, at your expense, to the extent that you are eligible for COBRA coverage. In addition, for one year after your termination of employment, other than a termination due to your death or disability or that is for “Cause” (as defined below), you will continue to receive an Applied email account, computer, Internet access, and executive support to the same extent you received them while Executive Chairman.

Michael Splinter
August 14, 2013

III.	SEVERANCE

When your employment as Executive Chairman ends, you will receive certain severance payments and benefits, as described below. In addition, as Executive Chairman, you will be eligible to participate in any severance plans or programs that Applied may establish in the future and on comparable terms provided to other senior executives of Applied.

A.	Cash Severance

(i)Termination On or Before the Scheduled End Date Without Cause, or Resignation for Good Reason. You will receive a lump sum cash payment equal to the sum of (x) 275% of your then-current annual base salary, and (y) an amount equal to 18 months of COBRA coverage premiums (calculated based on the first month’s premium) for coverage under Applied’s health plans (i.e., medical, dental and/or vision coverage) based on your plan elections in effect immediately before your employment ends (the “Cash Severance”), if:

(a)Your employment terminates on the Scheduled End Date; or

(b)Before the Scheduled End Date, Applied terminates your employment without “Cause” (as defined below); or

(c)Before the Scheduled End Date, you resign your employment for “Good Reason” (as defined below).

For purposes of clarity, a termination of your employment without “Cause” will not include termination of your employment due to your death or disability.

(ii)Payment Timing. If you become entitled to receive the Cash Severance under subsection (i) above, then subject to Section V.B., the Cash Severance will be paid to you within 30 days of your employment termination date.

(iii)Termination Before the Scheduled End Date for Cause, Due to a Resignation Without Good Reason, or Due to Death or Disability. If, before the Scheduled End Date: (a) Applied terminates your employment for “Cause” (as defined below); or (b) you resign your employment without “Good Reason” (as defined below); or (c) your employment ends due to your death or disability; then you will not be eligible to receive the Cash Severance or any other cash severance, other than any cash severance benefits that you may be eligible to receive under Applied’s then-existing severance and benefits plans and practices or other written agreements with Applied, or otherwise as determined at the discretion of the Board.

Michael Splinter
August 14, 2013

B.	Equity Award Severance

If you terminate employment due to your Retirement (as defined in Applied’s Employee Stock Incentive Plan, as amended and restated on March 6, 2012), then subject to subsection (d) below, you will be receive the following:

(a)Time-based Vesting. All of your then-unvested and outstanding Equity Awards that are subject to time-based vesting but not subject to any performance-based vesting will become fully vested (and if applicable, exercisable for the period indicated in the applicable award agreement and governing ESIP).

(b)Performance-based Vesting. All of your then‑unvested and outstanding Equity Awards that are subject to performance-based vesting will remain outstanding and be eligible to become earned and vested based on actual performance until the applicable performance period(s) are completed. For purposes of clarity, any time-based vesting requirements under any performance-based Equity Awards will be considered fully satisfied as of your Retirement date. For purposes of clarity, if the performance objectives under an Equity Award are determined not to have been achieved pursuant to the governing Equity Award documents, the Equity Award (or applicable portion of the Equity Award) automatically will be forfeited permanently and never will become vested.

(c)Termination for Cause. For purposes of clarity, if Applied terminates your employment for “Cause,” your employment will not be considered to have terminated due to Retirement.

(d)Release Agreement. In order to receive your Equity Award severance benefits described in subsections (a) and (b) above (the “Equity Severance”), you must sign and not revoke a release of claims, non‑solicitation of employees and non‑disparagement agreement in a form supplied by Applied (the “Release Agreement”) and the Release Agreement must become effective within 60 days after your employment termination date (the “Release Deadline Date”). You will not receive any of the Equity Severance if the Release Agreement does not become effective by the Release Deadline Date.

(e)Payment Timing. If you become entitled to receive the Equity Severance, then subject to any further delay required under the Section 409A provisions below, the Equity Severance will be provided to you, with respect to options, upon the Release Agreement becoming effective, and for all other Equity Awards, on the 61st day following your Retirement date.

C.	Good Reason Definition

For purposes of this Agreement, your resignation for “Good Reason” means that you terminate your employment with Applied on or after the Effective Date but within 30

Michael Splinter
August 14, 2013

days following the end of the cure period described below, after the occurrence, without your written consent, of  (1) a material reduction by Applied in your base salary and/or your target bonus opportunity that was in effect immediately prior to such reduction, and/or (2) a material reduction in your duties or responsibilities as Executive Chairman as in effect immediately prior to such reduction. However, in order for an event to qualify as “Good Reason,” you must not terminate your employment with Applied without first providing Applied with written notice of the acts or omissions that would be considered grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days after the date of written notice, and such grounds must not have been cured during such time.

D.	Cause Definition

For purposes of this Agreement, “Cause” means (a) your continued willful failure to perform your duties to Applied (other than any such failure resulting from your incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to you by the Board or its committee; (b) the willful commission by you of a wrongful act that caused or was reasonably likely to cause substantial damage to Applied, or an act of fraud in the performance of your duties on behalf of Applied; (c) your conviction for the commission of a felony in connection with the performance of your duties on behalf of Applied; or (d) the order of a federal or state regulatory authority having jurisdiction over Applied or its operations or by a court of competent jurisdiction requiring the termination of your employment by Applied.

IV.	OBLIGATIONS DURING EMPLYOYMENT PERIOD

A.	Full Business Efforts; Other Activities

You agree that, during the Employment Period, you will devote your full business efforts and time to Applied and you will not engage in any other employment, occupation, consulting or other business activity for any direct or indirect remuneration without the Board’s prior approval and you will not engage in any other activities that conflict with your obligations to Applied. Subject to the Board’s consent, during the Employment Period, you may serve on the boards of directors of up to three non-profit and charitable organizations and up to two for-profit companies or entities, including the continuation of your service on the boards of the NASDAQ OMX Group, Inc., Semiconductor Equipment and Materials International (SEMI), Pica8, Inc., University of Wisconsin Foundation, and Santa Clara University, all of which the Board is deemed to have consented to with this Agreement. If you serve on the board of directors of any other company or entity, please provide us with a list of such companies or entities; if the list you previously have provided remains accurate, there is no need for you to provide an updated list at this time. If the Board determines

Michael Splinter
August 14, 2013

that such companies or entities are Applied’s competitors, customers or suppliers or your service on such board otherwise may represent a conflict of interest with your obligations to Applied, you will be required to resign your directorship with such companies or entities at the Board’s request.

B.	Investments

You agree that, during the Employment Period, you will not, without the HRCC’s prior written approval, acquire securities of or any other ownership interest in a corporation or other entity that potentially may conflict with Applied’s interests.

V.	MISCELLANEOUS

A.	At Will Employment
Your employment with Applied will be “at will,” meaning that it can be terminated by you or Applied at any time, with or without cause or advance notice. This at will employment relationship may not be modified by any oral or implied agreement and can be modified only by an express written contract for a specified term. However, you will receive certain severance benefits under this Agreement if your employment terminates in certain circumstances as described in this Agreement.

B.	Section 409A

(i)General. It is the intent of the parties that all severance and other payments and benefits under this Agreement comply with or are exempt from Section 409A, and any ambiguities in this Agreement will be interpreted in that manner. For all purposes of this Agreement, to the extent required to be exempt from or comply with Section 409A, references to your “termination of employment” or similar phrases will be references to your “separation from service” within the meaning of Section 409A.

(ii)Reimbursements and In-Kind Benefits. To the extent that the reimbursement of attorneys’ fees under Section V.C. of this Agreement, continuation of executive support and other benefits under Section II.C.(ii) of this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which you participate provides for a “deferral of compensation” within the meaning of Section 409A and otherwise does not comply with Section 409A, (a) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (b) the right to the applicable reimbursement or benefit is not subject to liquidation or exchange for another benefit or payment, (c) to the extent there is any reimbursement of an expense, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (d) except as specifically provided in this Agreement or in the applicable reimbursement

Michael Splinter
August 14, 2013

arrangement, in-kind benefits will be provided, and reimbursements will be made for expenses incurred, only during your lifetime. The prior sentence assumes that the calendar year is your taxable year; if not, reference to “calendar year” in the prior sentence will relate to your taxable year.

(iii)Required Delay. If and to the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the termination-related payments or benefits described in this Agreement or otherwise will be delayed until the date that is six months and one day following your employment termination. However, in the event that your death occurs after your employment termination but prior to the six month anniversary of your employment termination, any payments and/or benefits delayed under the prior sentence will be payable to you in a lump sum as soon as administratively practicable after the date of your death and any other separation pay and/or benefits will be payable according to the payment schedule applicable to each payment. In addition, each payment and benefit payable under this Agreement is intended to be a separate payment for purposes of the Section 409A-related Treasury Regulations. You and Applied agree to work together in good faith to consider amendments to this Agreement and to take reasonable actions to avoid subjecting you to an additional tax or income recognition under Section 409A before actual payment of the payments and benefits under this Agreement, as applicable. In all cases, Applied will not reimburse you for any taxes that may be imposed on you as a result of Section 409A.

(iv)Section 409A Definition. For purposes of this Agreement, “Section 409A” will mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other guidance promulgated thereunder and any applicable state law equivalent.

C.	Attorneys’ Fees

If you are required to incur attorneys’ fees in order to obtain any payments or benefits under this Agreement, and provided that you prevail on at least one material issue related to your claim(s) under this Agreement, then Applied will reimburse the attorneys’ fees incurred by you. Subject to Section V.B. of this Agreement, the reimbursements will be made in compliance with Applied’s normal reimbursement policies as the expenses are incurred and proper documentation is provided to Applied. However, if you do not prevail on at least one material issue related to your claim(s) under this Agreement, then no later than 30 days following the final adjudication of those claim(s), you agree to return the gross amount of all reimbursements previously provided by Applied pursuant to this Section V.C. You will be reimbursed for your attorneys’ fees and costs incurred in connection with the preparation and signing of this Agreement up to a maximum of $10,000, which will be paid no later than December 31, 2013, and subject to Applied’s receipt of proper documentation from you.

Michael Splinter
August 14, 2013

D.	Withholdings

Applied has the right to withhold from any payments or benefits under this Agreement all applicable federal, state and local taxes required to be withheld and any other required payroll deductions.

E.	Entire Agreement

This Agreement, the plans and agreements relating to your Equity Awards (including without limitation the ESIP), the Employee Agreement you previously executed, and the documents incorporated herein by reference (together, the “Documents”), set forth the terms of your employment with Applied and supersede and replace any prior or concurrent representations or agreements including, but not limited to, the Term Sheet that you and Applied entered into, as amended on December 8, 2008. Except as expressly provided herein, you acknowledge that the Documents supersede and replace all other prior understandings and agreements, whether oral or written, regarding the terms and conditions of your employment with Applied or any of its subsidiaries, including any other agreements or understandings regarding compensation and severance matters, acceleration of equity awards and any notice of termination.

F.	Governing Law

This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. If any provision under this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without such provision.

G.	Amendments

This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and a member of the Board.

H.	Headings

The headings in this Agreement are for purposes of reference only and will not limit or otherwise affect the meaning of this Agreement.

* * *

Michael Splinter
August 14, 2013

If you agree to accept the terms of this Agreement, please sign and return it to me or to Mary Humiston. This Agreement offer will expire on August 15, 2013, at 5:00 p.m. Pacific Daylight Time.

We look forward to your continued contributions to Applied’s future success.

Sincerely,

/s/ Willem P. Roelandts
Willem P. Roelandts
Chair, Human Resources and Compensation Committee of the Board of Directors
Applied Materials, Inc.

I accept the employment offer as stated above.

Signature: /s/ Michael R. Splinter

Date: August 15, 2013

Start Date: September 1, 2013

Please return one signed, original copy of this Agreement to:
Mary Humiston
Applied Materials, Inc.
3225 Oakmead Village Drive
Santa Clara, CA 95052
Phone: 408.563.6160